Exhibit 99.1

Moody’s Corporation Reports Results for Fourth Quarter and Full-Year 2010

  Reported 4Q10 EPS of $0.58 up 35% from 4Q09
  Reported FY10 EPS of $2.15 up 27% from FY09
  4Q10 revenue up 16%; FY 2010 revenue up 13%

NEW YORK--(BUSINESS WIRE)--February 3, 2011--Moody’s Corporation (NYSE: MCO) today announced results for the fourth quarter and full-year 2010.

Summary of Results for Fourth Quarter 2010

Moody’s reported revenue of $564.3 million for the three months ended December 31, 2010, an increase of 16% from $485.8 million for the fourth quarter of 2009. Operating income for the quarter was $196.6 million, up 10% from $178.9 million for the same period last year. Diluted earnings per share of $0.58 for the fourth quarter of 2010 increased 35% from $0.43 in the fourth quarter of 2009, and included a tax benefit of $0.08 primarily due to utilization of foreign tax credits and lower state taxes.

"Moody's fourth quarter and full-year 2010 results reflected strong performance in credit ratings and growth in all areas of Moody’s Analytics," said Raymond McDaniel, Chairman and Chief Executive Officer of Moody’s. "We anticipate market conditions to remain generally favorable in 2011. With this outlook, we are projecting revenue increases across most areas of our business and earnings per share in the range of $2.12-$2.22.”

Summary of Results for Full-Year 2010

Moody’s Corporation revenue for the full-year 2010 totaled $2,032.0 million, an increase of 13% from $1,797.2 million for 2009. U.S. revenue of $1,089.5 million grew 18%, while non-U.S. revenue of $942.5 million rose 8% from the prior year.

Operating income of $772.8 million increased 12% from $687.5 million in 2009, and operating margin was 38.0% for the full-year 2010. The impact of foreign currency translation on revenue and operating income was negligible.

Diluted earnings per share of $2.15 for the full-year 2010 grew 27% from $1.69 in 2009 and included a legacy tax benefit in the second quarter of $0.02 and other tax benefits of $0.15 in the second half of 2010 associated with foreign earnings and state taxes.

Revenue at Moody’s Investors Service (“MIS”) totaled $1,405.0 million for the full-year 2010, an increase of 15% from the prior-year period. U.S. revenue of $815.4 million grew 23%. Non-U.S. revenue of $589.6 million was up 6% from the prior year and represented 42% of MIS revenue, down from 46% in 2009.

Moody’s Analytics (“MA”) revenue rose to $627.0 million for the full-year 2010, up 8% from 2009. U.S. revenue of $274.1 million increased 6 percent. Non-U.S. revenue of $352.9 million increased 10% and represented 56% of MA revenue, in-line with 2009. The impact of foreign currency translation on both MIS and MA revenue was negligible.

Fourth Quarter Revenue

For Moody’s Corporation overall, global revenue of $564.3 million increased 16% from the fourth quarter of 2010. Excluding the unfavorable impact of foreign currency translation, revenue rose 17 percent. U.S. revenue of $295.1 million for the quarter rose 20%, while non-U.S. revenue of $269.2 million increased 12% from the prior-year period. Non-U.S. revenue represented 48% of total revenue for the quarter, down from 50% in the year-ago period.

Global revenue for Moody’s Investors Service for the fourth quarter of 2010 was $382.7 million, 15% higher than the prior-year period. Excluding the unfavorable impact of foreign currency translation, revenue increased 17 percent. U.S. revenue of $224.5 million for the fourth quarter of 2010 was up 25% from the same period of 2009. Outside the U.S., revenue of $158.2 million grew 4 percent.

Within MIS, global corporate finance revenue of $164.7 million in the fourth quarter of 2010 increased 43% from the same quarter of 2009. U.S. corporate finance revenue rose 59%, driven by growth across all asset classes, particularly high-yield bank loans. Outside the U.S., revenue grew 20% primarily due to increased bond issuance in Europe and Asia.

Global structured finance revenue totaled $76.1 million for the fourth quarter of 2010, a decline of 3% from a year earlier. U.S. structured finance revenue decreased 2% from the year-ago period, with lower consumer asset-backed activity partially offset by improved issuance in commercial real estate finance. Structured finance revenue was down 4% outside the U.S., as reduced European derivatives issuance was partially offset by higher European securitization activity.

Global financial institutions revenue of $65.7 million in the fourth quarter of 2010 was down 9% compared to the same quarter of 2009. Financial institutions revenue declined 10% in the U.S. and 8% outside the U.S., primarily reflecting lower banking sector activity in most regions.

Global public, project and infrastructure finance revenue was $76.2 million for the fourth quarter of 2010, increasing 15% from the fourth quarter of 2009. U.S. revenue grew 20%, reflecting gains in most sectors. Outside the U.S. revenue rose 6%, mostly driven by growth in Asia.

Global revenue for Moody’s Analytics for the fourth quarter of 2010 reached $181.6 million, 18% above the prior-year period, primarily driven by the delivery of risk management software projects and professional services engagements. The impact of foreign currency translation was negligible. Revenue from research, data and analytics of $109.2 million increased 3% and risk management software revenue of $57.9 million grew 37 percent. Professional services revenue of $14.5 million increased 154%, including revenue from the acquisition of CSI Global Education announced on November 22, 2010. Revenue totaled $70.6 million in the U.S. and $111.0 million outside the U.S., up 7% and 26%, respectively, over the prior-year period.

Fourth Quarter and Full-Year Expenses

Fourth quarter 2010 expense for Moody’s Corporation of $367.7 million was 20% higher than in the prior-year period and reflected headcount increases and higher accruals for incentive compensation and profit sharing. The impact of foreign currency translation on fourth quarter expense was negligible. Moody’s reported operating margin for the fourth quarter of 2010 was 34.8%.

Full-year 2010 expense for Moody’s Corporation of $1,259.2 million was 13% higher than the prior year. Excluding restructuring-related items in 2009, Moody’s 2010 expenses increased 15% over 2009.

Moody’s effective tax rate was 19.5% for the fourth quarter of 2010, compared with 38.3% for the prior-year period. The decrease was primarily due to utilization of foreign tax credits, lower state taxes and a larger portion of taxable income generated outside the U.S., which is taxed at a lower rate than the U.S. statutory rate. The annual effective tax rate for 2010 was 28.1% compared to 37.0% for 2009.

Capital Allocation and Liquidity

On December 14, 2010, Moody’s increased its quarterly dividend by 9.5% to 11.5 cents per share of Moody’s common stock. During the fourth quarter of 2010, Moody’s repurchased 3.9 million shares at a total cost of $104 million and issued 0.4 million shares under employee stock-based compensation plans. For the full-year 2010, Moody’s repurchased 8.6 million shares at a total cost of $224 million and issued 2.7 million shares under employee stock-based compensation plans. Outstanding shares as of December 31, 2010 totaled 230.8 million, a 3% reduction from a year earlier. As of December 31, 2010, Moody’s had $1.2 billion of share repurchase authority remaining under its current program. At year-end, Moody’s had $1.2 billion of outstanding debt and $1 billion of additional debt capacity available under its revolving credit facility. Total cash and cash equivalents at year-end were $660 million, an increase of $186 million from a year earlier.

Assumptions and Outlook for Full-Year 2011

Moody’s outlook for 2011 is based on assumptions about many macroeconomic and capital market factors, including interest rates, corporate profitability and business investment spending, merger and acquisition activity, consumer borrowing and securitization, and the eventual withdrawal of government-sponsored economic stabilization initiatives. There is an important degree of uncertainty surrounding these assumptions and, if actual conditions differ from these assumptions, Moody’s results for the year may differ materially from the current outlook. Our guidance assumes foreign currency translation at end-of-quarter exchange rates.

For Moody’s overall, the Company expects full-year 2011 revenue to increase in the high-single-digit percent range. Full-year 2011 expenses are expected to increase in the mid- to high-single-digit percent range. Full-year 2011 operating margin is projected between 38% and 40% and the effective tax rate is expected to be approximately 36 percent. Share repurchase is expected to continue at modest levels in 2011 subject to available cash flow and other capital allocation decisions. The Company expects diluted earnings per share for full-year 2011 in the range of $2.12 to $2.22.

For the global MIS business, revenue for full-year 2011 is expected to increase in the mid- to high-single-digit percent range. Within the U.S., MIS revenue is expected to increase in the mid-single-digit percent range, while non-U.S. revenue is expected to increase in the low-double-digit percent range. Corporate finance revenue is projected to increase in the high-single- to low-double-digit percent range. Structured finance revenue is expected to remain about flat. Revenue from financial institutions is expected to grow in the mid-single-digit percent range, while public, project and infrastructure finance revenue is projected to increase in the low-double-digit percent range.

For Moody’s Analytics, full-year 2011 revenue is expected to increase in the high-single- to low-double-digit percent range. Revenue growth is expected in the mid-single-digit percent range for research, data and analytics and in the low- to mid-single-digit percent range for risk management software. Professional services revenue is projected to more than double, primarily reflecting additional revenue from the acquisition of CSI Global Education. MA revenue is expected to increase in the high-single-digit percent range in the U.S. and in the low-double-digit percent range outside the U.S.

Conference Call

A conference call to discuss fourth quarter 2010 results will be held this morning, February 3, at 11:30 a.m. Eastern Time. Individuals within the U.S. and Canada can access the call by dialing 1-800-289-0722. Other callers should dial +1-913-905-3198. Please dial into the call by 11:20 a.m. Eastern Time. The passcode for the call is “Moody’s Corporation.”

The teleconference will be webcast with a slide presentation and can be accessed on Moody's Shareholder Relations website, http://ir.moodys.com, until midnight Eastern Time, March 4, 2011.

A replay of the teleconference will be available from 4:00 p.m. Eastern Time, February 3, 2011 until midnight Eastern Time, March 4, 2011. The replay can be accessed from within the U.S. and Canada by dialing 1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 8521637.

*****

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The Corporation, which reported revenue of $2 billion in 2010, employs approximately 4,500 people worldwide and maintains a presence in 26 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Moody’s outlook for 2011 and other forward-looking statements in this release are made as of February 3, 2011, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors include, but are not limited to, the current world-wide credit market disruptions and economic slowdown, which is affecting and could continue to affect the volume of debt securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt securities issued, including credit quality concerns, changes in interest rates and other volatility in the financial markets; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government initiatives to respond to the economic slowdown; possible loss of market share through competition; introduction of competing products or technologies by other companies; pricing pressures from competitors and/or customers; the potential emergence of government-sponsored credit rating agencies; both proposed and recently adopted U.S., foreign, state and local legislation and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; regulations relating to the oversight of credit rating agencies; provisions in the Dodd-Frank Act modifying pleading and liability standards applicable to credit rating agencies in a manner adverse to rating agencies; possible judicial decisions in various jurisdictions regarding the status of and potential liabilities of credit rating agencies; the possible loss of key employees; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those legacy tax and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; the outcome of other legal actions to which the Company, from time to time, may be named as a party; the ability of the Company to successfully integrate acquired businesses; a decline in the demand from financial institutions for credit risk management tools; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2009, quarterly reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010, September 30, 2010 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Moody's Corporation
Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

Amounts in millions, except per share amounts	2010	2009	2010	2009

Revenue	$564.3	$485.8	$2,032.0	$1,797.2

Expenses:
Operating	180.9	146.9	604.8	532.4
Selling, general and administrative	169.5	144.5	588.0	495.7
Restructuring	0.1	(1.1)	0.1	17.5
Depreciation and amortization	17.2	16.6	66.3	64.1
Total expenses	367.7	306.9	1,259.2	1,109.7

Operating income	196.6	178.9	772.8	687.5
Non-operating (expense) income, net
Interest (expense) income, net	(17.4)	(12.5)	(52.5)	(33.4)
Other non-operating (expense) income, net	(6.6)	0.9	(5.9)	(7.9)
Total	(24.0)	(11.6)	(58.4)	(41.3)
Income before provision for income taxes	172.6	167.3	714.4	646.2
Provision for income taxes	33.7	64.0	201.0	239.1
Net income	138.9	103.3	513.4	407.1
Less: net income attributable to noncontrolling interests	1.5	1.4	5.6	5.1
Net income attributable to Moody's Corporation	$137.4	$101.9	$507.8	$402.0

Earnings per share attributable to Moody's common shareholders
Basic	$0.59	$0.43	$2.16	$1.70
Diluted	$0.58	$0.43	$2.15	$1.69

Weighted average number of shares outstanding
Basic	233.4	236.6	235.0	236.1
Diluted	235.3	238.5	236.6	237.8

Moody's Corporation
Supplemental Revenue Information (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

Amounts in millions	2010	2009	2010	2009

Moody's Investors Service
Corporate Finance	$164.7	$115.2	$563.9	$408.2
Structured Finance	76.1	78.7	290.8	304.9
Financial Institutions	65.7	72.0	278.7	258.5
Public, Project and Infrastructure Finance	76.2	66.0	271.6	246.1
Intersegment royalty	15.0	16.4	61.3	60.0
Sub-total MIS	397.7	348.3	1,466.3	1,277.7
Eliminations	(15.0)	(16.4)	(61.3)	(60.0)
Total MIS revenue	382.7	331.9	1,405.0	1,217.7

Moody's Analytics
Research, Data and Analytics	109.2	105.9	425.0	413.6
Risk Management Software	57.9	42.3	173.2	145.1
Professional Services	14.5	5.7	28.8	20.8
Total MA revenue	181.6	153.9	627.0	579.5

Total Moody's Corporation revenue	$564.3	$485.8	$2,032.0	$1,797.2

Moody's Corporation revenue by geographic area

United States	$295.1	$245.1	$1,089.5	$920.8
International	269.2	240.7	942.5	876.4

	$564.3	$485.8	$2,032.0	$1,797.2

Moody's Corporation
Consolidated Interest (Expense) / Income, Net (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

Amounts in millions	2010	2009	2010	2009

Interest (expense) / income:
Expense on borrowings	$(16.8)	$(10.7)	$(52.2)	$(45.5)
Income	1.2	0.5	3.1	2.5
Legacy Tax (a)	-	-	2.5	6.5
UTPs and other tax related liabilities	(2.4)	(2.7)	(7.7)	1.6
Interest capitalized	0.6	0.4	1.8	1.5
Total interest (expense) income, net	$(17.4)	$(12.5)	$(52.5)	$(33.4)

(a) The amounts in both twelve month periods represent interest income related to the favorable settlement of Legacy Tax Matters.

Moody's Corporation
Selected Consolidated Balance Sheet Data (Unaudited)

	December 31,	December 31,
Amounts in millions	2010	2009

Cash and cash equivalents	$659.6	$473.9
Short-term investments	12.7	10.0
Total current assets	1,343.0	1,012.9
Non-current assets	1,197.3	990.4
Total assets	2,540.3	2,003.3
Total current liabilities	933.8	1,236.0
Total debt (1)	1,239.6	1,193.7
Other long-term liabilities	676.6	617.2
Total shareholders' deficit	(298.4)	(596.1)
Total liabilities and shareholders' deficit	2,540.3	2,003.3

Actual number of shares outstanding	230.8	236.9

	December 31,	December 31,
(1) Total debt consists of the following:	2010	2009
Commercial Paper	$-	$443.7
Series 2005-1 Notes due 2015 (a)	296.3	300.0
Series 2007-1 Notes due 2017	300.0	300.0
2008 Term Loan due 2013 (b)	146.3	150.0
2010 Senior Notes due 2020 (c)	497.0	-
Total debt (d)	$1,239.6	$1,193.7

(a) Net of $3.7 million fair value adjustment on an interest rate hedge.

(b) Various payments through 2013.

(c) During the third quarter of 2010 the Company issued $500 million of 5.5% publicly traded Senior Notes which mature on September 1, 2020. The notes were offered to the public at 99.374% of the face amount.

(d) Of the total debt shown in the table above, $11.3 million is classified within total current liabilities and consists of the current portion of borrowings under the 2008 Term Loan.

Moody's Corporation
Reconciliation to Non-GAAP Financial Measures (Unaudited)

	Three Months Ended December 31,
Amounts in millions, except per share amounts	2010			2009
	As Reported	Restructuring (a)	Non-GAAP Financial Measures*	As Reported	Restructuring (a)	Non-GAAP Financial Measures*
Total expenses	$367.7	$(0.1)	$367.6	$306.9	$1.1	$308.0
Operating income	$196.6	$0.1	$196.7	$178.9	$(1.1)	$177.8
Provision for income taxes	$33.7	$-	$33.7	$64.0	$(0.4)	$63.6
Net income attibutable to Moody's Corporation	$137.4	$0.1	$137.5	$101.9	$(0.7)	$101.2

Earnings per share attributable to Moody's common shareholders
Basic	$0.59	$-	$0.59	$0.43	$-	$0.43
Diluted	$0.58	$-	$0.58	$0.43	$(0.01)	$0.42

* In addition to its reported results, Moody’s has included in the table above adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company’s results. May not add due to rounding.

The tables above show Moody's consolidated results for each of the three month periods ended December 31, 2010 and 2009, adjusted to exclude the impact of the following:

(a) To exclude amounts related to the 2009 restructuring charge as well as minor adjustments related to both the 2009 and 2007 restructuring charges. Additionally, includes the tax impacts of the aforementioned adjustments.

Moody's Corporation
Reconciliation to Non-GAAP Financial Measures (Unaudited)

	Twelve Months Ended December 31,
Amounts in millions, except per share amounts	2010				2009
	As Reported	Restructuring (a)	Legacy Tax (b)	Non-GAAP Financial Measures*	As Reported	Restructuring (a)	Legacy Tax (b)	Non-GAAP Financial Measures*
Total expenses	$1,259.2	$(0.1)	$-	$1,259.1	$1,109.7	$(17.5)	$-	$1,092.2
Operating income	$772.8	$0.1	$-	$772.9	$687.5	$17.5	$-	$705.0
Interest (expense) income, net	$(52.5)	$-	$(2.5)	$(55.0)	$(33.4)	$-	$(6.5)	$(39.9)
Provision for income taxes	$201.0	$-	$2.1	$203.1	$239.1	$6.6	$1.7	$247.4
Net income attibutable to Moody's Corporation	$507.8	$0.1	$(4.6)	$503.3	$402.0	$10.9	$(8.2)	$404.7

Earnings per share attributable to Moody's common shareholders
Basic	$2.16	$-	$(0.02)	$2.14	$1.70	$0.05	$(0.04)	$1.71
Diluted	$2.15	$-	$(0.02)	$2.13	$1.69	$0.05	$(0.04)	$1.70

* In addition to its reported results, Moody’s has included in the table above adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company’s results. May not add due to rounding.

The tables above show Moody's consolidated results for each of the twelve month periods ended December 31, 2010 and 2009, adjusted to exclude the impact of the following:

(a) To exclude amounts related to the 2009 restructuring charge as well as minor adjustments related to both the 2009 and 2007 restructuring charges. Additionally, includes the tax impacts of the aforementioned adjustments.
(b) To exclude benefits relating to the resolution of certain legacy tax matters.

CONTACT:
Media Contact:
Michael Adler
Vice President, Corporate Communications
(212) 553-4667
Michael.Adler@moodys.com
or
Investor Relations Contact:
Liz Zale
Vice President, Investor Relations
(212) 553-1633
Elizabeth.Zale@moodys.com